Exhibit 99.1

  McGrath RentCorp Announces Results for Second Quarter 2006; Q2 EPS of $0.34;
                          Rental Revenues Increase 12%

    LIVERMORE, Calif.--(BUSINESS WIRE)--Aug. 3, 2006--McGrath RentCorp (NASDAQ:MGRC) today announced revenues for the quarter ended June 30, 2006, of $60.7 million, a decrease of 5%, compared to $63.9 million in the second quarter 2005. The Company reported net income for the second quarter 2006 of $8.7 million, or $0.34 per diluted share, compared to $9.5 million, or $0.38 per diluted share, in the second quarter 2005.
    During the second quarter 2006, the Company recorded a $0.9 million reduction to the provision for income taxes, or $0.03 per diluted share, due to the reduction in the Company's deferred tax liability as a result of a franchise tax law change enacted by the state of Texas in May 2006. The reduction in taxes was partly offset by $0.7 million of non-cash stock compensation expense included in the second quarter 2006 results due to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment", ("SFAS No. 123R") effective January 1, 2006.
    For the Company's Mobile Modular division, pre-tax income decreased 21% to $8.3 million from $10.5 million in the second quarter 2005. Rental revenues increased 10%, or $2.0 million to $21.6 million, offset by lower rental margins resulting in gross profit on rents decreasing 2% to $11.9 million from $12.2 million in second quarter 2005. Lower rental margins were the result of increased inventory center labor and material costs to prepare a higher volume of buildings to meet increased demand for commercial projects and California classroom inventory for the upcoming school year, and higher depreciation expense due to the 13% increase in average rental equipment. Sales revenues decreased $3.9 million with gross profit decreasing $0.6 million. Total gross profit decreased 3% from $16.6 million in second quarter 2005 to $16.2 million in second quarter 2006. Selling and administrative expenses increased $1.1 million to $5.9 million in the second quarter 2006, primarily due to higher personnel and benefit costs to support increased rental activity levels and $0.4 million of non-cash stock compensation expense related to the adoption of SFAS No. 123R. Allocated interest expense increased $0.7 million due to higher average interest rates and average debt levels to support higher rental equipment purchases.
    For the Company's TRS-RenTelco division, pre-tax income was $4.7 million for the second quarter 2006 and 2005. Rental revenues increased 14% to $19.6 million compared to $17.2 million in the second quarter of 2005 with gross profit on rents increasing 29% to $8.2 million from $6.4 million in the second quarter 2005. Sales revenues decreased $3.9 million resulting in $1.1 million lower gross profit on sales due to lower used equipment sales volume as a result of having less underutilized rental equipment to sell. Selling and administrative expenses increased $0.2 million due primarily to non-cash stock compensation expense related to the adoption of SFAS No. 123R. Allocated interest expense increased $0.3 million due to higher average interest rates and average debt levels experienced by the Company.
    "Second quarter results were below our expectations," stated Dennis Kakures, President & CEO. "Our results reflected a reduction in both modular and electronics equipment sales, the most difficult element in our businesses to forecast, and a reduction in gross profit on rents for modulars due to higher inventory center expenses. Based on our results to date and our current forecast for the remainder of the year, we are reducing our 2006 guidance range to $1.42 to $1.49 per diluted share.
    "While we are disappointed in our results for the quarter, we are very pleased with the growth of rental revenues which is the key metric of our business. Rental revenues for electronics grew quarter over quarter at 14% and modulars at 10%. Strong growth in rental assets typically speaks very favorably of our outlook for higher rental revenue and profitability levels in the quarters ahead. Accordingly, thus far in 2006 we increased the original cost of rental assets by 14%, or $21 million for electronics and 8% or $31 million for modulars.
    "TRS-RenTelco's second quarter rental revenue results are a reflection of the continuing improved market conditions that we spoke to during our first quarter conference call. We are continuing to see favorable market conditions in the third quarter to date. It's important to note that the increase in rental business activity levels is across a broad range of product segments and markets that we believe is reflective of an increasingly positive outlook for the longer term health of our test equipment rental business. We are proactively purchasing the latest technology test equipment to support the increased demand we are seeing.
    "Pre-tax profit for TRS-RenTelco was flat compared to a year ago mainly due to lower sales levels as a result of having less underutilized equipment to sell. Sales levels can fluctuate quarter to quarter based upon available equipment, customer demand and funding. However, the success of our rental operations is what provides the most significant and consistent earnings horsepower. With the gross profit on rents increasing 29% to $8.2 million, our highest quarter since the merger, our electronics rental business is beginning to find its stride. As we have emphasized over the years, growth in rental revenues, assets and gross profit on rents provide the most visibility into the longer term earnings capability of our test equipment rental business.
    "Mobile Modular's increase in rental revenues over the second quarter of 2005 is primarily related to classroom shipments in the third and fourth quarters of last year. We should experience a full 12 months of rental revenues in 2006 on the great majority of the classroom orders shipped in the second half of 2005. We had another strong first half of the year in classroom rentals and expanding our school customer base in the Florida market. Florida continues to have very favorable student population growth and will be active for many years ahead in implementing class size reduction for all grade levels. We are buying significant quantities of classrooms to support the demand for additional educational space in Florida.
    "In California, we had satisfactory classroom rental booking levels during the first half of the year. However, as expected, they were not up to the level of the past few years due to the limited availability of state bond monies for school modernization projects. With the passage of a state-wide facilities bond measure in November 2006, we should see increased educational rental opportunities beginning in early 2007. The need to modernize schools in California continues to be high and we are positioning ourselves to take full advantage of the anticipated increased opportunity levels in 2007. Additionally, in the second quarter, we experienced a considerably higher level of commercial rental opportunities, mainly driven by increased business activity in residential and commercial construction. Our broad inventory and ability to customize buildings within our inventory centers enabled us to book a favorable level of commercial opportunities during the second quarter. We should see favorable rental revenue growth in the third quarter as a result of classroom shipments and the increased level of commercial rental activity.
    "The decline in modulars pre-tax profit of 21% from a year ago stems chiefly from an increase in inventory center expenses and lower sales revenue.
    "In the second quarter, we experienced approximately a $2 million increase in inventory center expenses. This resulted from our continued efforts in preparing off rent classroom inventory for future rental, as well as the increase in commercial business activity levels and the need to modify or convert equipment for specific applications. Additionally, due to increased market demand for commercial buildings, we employed a larger than normal number of subcontractors, at higher labor rates compared to our in-house staff. It's important to note that although the great majority of the expenses to prepare equipment are fully absorbed in our second quarter results, the rental revenue benefit will be recognized over the quarters ahead. We also experienced higher than customary field service expenses during the quarter. While field service issues occur from time to time, this was a larger than normal effort with the majority of expenses incurred in the second quarter. We should see marked improvement in our modular operating profit levels beginning in the third quarter with gross margin on rents expected to return to the 60% or higher range as inventory center expenses decline and rental revenues increase.
    "Although modular sales revenues fell short of our expectations for the quarter, we do not believe this presents any significant concern for our modular business' longer-term earnings outlook. We view sales as a byproduct of being in the rental business and although we are actively engaged in selling both new and used equipment, we focus our sales force on rentals which carry approximately twice the margin as sales and provide a much more stable and enduring income stream. Rental revenue growth is truly our economic engine.
    "The rental markets for both electronics and modulars continue to be very favorable as reflected in double-digit rental revenue growth for the quarter for each division and our level of investment in new rental assets year to date. Our focus on creating sustainable earnings growth over the long-term through an increasing base of rental customers and higher rental revenues remains steadfast."

    SECOND QUARTER 2006 HIGHLIGHTS (AS COMPARED TO SECOND QUARTER
2005)

    -- Rental revenues increased 12% to $41.2 million. Within rental revenues, Mobile Modular increased 10% from $19.6 million to $21.6 million; TRS-RenTelco increased 14% from $17.2 million to $19.6 million.

    -- Sales revenues decreased 42% to $11.8 million, resulting from lower sales volume at Mobile Modular, TRS-RenTelco and Enviroplex. Lower sales volume was offset by a higher gross margin percentage of 27.3% in 2006 compared to 26.3% in 2005, resulting in a gross profit decrease of $2.1 million. Sales revenues and related gross margins can fluctuate from quarter to quarter depending on customer requirements, equipment availability and funding.

    -- Depreciation of rental equipment increased 5% to $11.3 million, with Mobile Modular increasing 18% to $2.6 million from $2.2 million in 2005, and TRS-RenTelco increasing 2% to $8.7 million from $8.5 million in 2005.

    -- Provision for income taxes was reduced $0.9 million during the second quarter 2006 to record the impact to the Company's deferred tax liability from a franchise tax law change enacted by the state of Texas in May 2006. As a result, the Company's effective tax rate was 32.1% for the second quarter 2006 compared with 38.0% during the same period in 2005. Excluding the impact of the Texas law change, the provision for income taxes was based on an effective tax rate of 39.0%.

    -- Debt increased $13.0 million during the quarter to $189.5 million, with the Company's total liabilities to equity ratio increasing from 1.68 to 1 at March 31, 2006 to 1.71 to 1 as of June 30, 2006. As of June 30, 2006, the Company, under its lines of credit, had capacity to borrow an additional $65.5 million.

    -- Dividend rate increased 14% to $0.16 per share for the second quarter 2006, as compared to $0.14 per share for the second quarter of 2005. On an annualized basis, this dividend represents a 2.4% yield on the August 2, 2006 close price of $26.35.

    It is suggested that the press release be read in conjunction with the financial statements and notes thereto included in the Company's latest Form 10-K and Forms 10-Q. You can visit the Company's web site at www.mgrc.com to access information on McGrath RentCorp, including the latest filings on Form 10-K and Form 10-Q.

    FINANCIAL GUIDANCE

    The Company revises its previous full-year 2006 earnings guidance range of $1.50 to $1.60 to an updated range of $1.42 to $1.49 per diluted share. Such a forward-looking statement reflects McGrath RentCorp's expectations as of August 3, 2006. Actual 2006 full-year earnings per share results may be materially different and affected by many factors, including those factors outlined in the "forward-looking statements" paragraph at the end of this press release.

    About McGrath RentCorp

    Founded in 1979, the Company, under the trade name Mobile Modular Management Corporation, rents and sells modular buildings to fulfill customers' temporary and permanent space needs in California, Texas and Florida. Mobile Modular believes it is the largest provider of relocatable classrooms for rental to school districts for grades K - 12 in California. The Company's TRS-RenTelco division rents and sells electronic test equipment and is one of the leading providers of general purpose and communications test equipment in North America.

    CONFERENCE CALL NOTE: As previously announced in its press release of July 6, 2006, McGrath RentCorp will host a conference call at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) on August 3, 2006 to discuss the second quarter 2006 results. To participate in the teleconference, dial 1-800-218-0713 (in the U.S.), or 1-303-262-2130
(outside the US), or visit the investor relations section of the Company's website at www.mgrc.com. Telephone replay of the call will be available for 48 hours following the call by dialing 1-800-405-2236 (in the U.S.), or 1-303-590-3000 (outside the U.S.). The pass code for the call replay is 11064495

    This press release contains statements, which constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to a number of risks and uncertainties. These statements appear in a number of places. Such statements can be identified by the use of forward-looking terminology such as "believes", "expects", "may", "estimates", "will", "should", "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. These include: our belief of a continuation of improving market conditions for our TRS-RenTelco business, including the increased demand for our test equipment; our belief that our electronics rental business is beginning to find its stride; our expectation of an increasingly positive outlook for the longer term health of our test equipment rental business; our expectation that growth in rental assets will result in higher rental revenue and profitability levels in the quarters ahead; our expectation that there will be continued demand for additional educational space in Florida; our expectation that there will be increased demand for commercial projects and California classroom inventory for the upcoming school year; our view that growth in rental revenues, assets and gross profit on rents provide the most visibility into the longer term earnings capability of our test equipment rental business; our expectation that we will experience a full 12 months of rental revenues in 2006 on the great majority of the classroom orders shipped in the second half of 2005; our expectation that Florida will be active for many years ahead in implementing class size reduction for all grade levels; our expectation that the need to modernize schools in California will result in increased opportunity levels in 2007; our expectation that the passage of a California state-wide facilities bond measure in November 2006 will lead to increased educational rental opportunities beginning in early 2007; our expectation that we should see favorable rental revenue growth in the third quarter as a result of classroom shipments and the increased level of commercial rental activity; our expectation that we will recognize over the quarters ahead, the rental revenue benefit from the expenses to prepare equipment that were fully absorbed in our second quarter results; our expectation that we will see marked improvement in our modular operating profit levels beginning in the third quarter with gross margin on rents expected to return to the 60% or higher range as inventory center expenses decline and rental revenues increase; and our belief that, modular sales revenues falling short of our expectations for the quarter does not present any significant concern for our modular business' longer-term earnings outlook. These forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of various factors. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed under "Risk Factors" and elsewhere in the company's 10-K, 10-Q and other SEC filings, including, the effectiveness of management's strategies and decisions, general economic and business conditions, economic conditions in the markets in which the Company conducts the majority of its business, fluctuations in interest rates and the Company's ability to manage credit risk, retention and motivation of key personnel, ability to finance expansion and to locate and consummate acquisitions, the condition of the telecommunications industry, new or modified statutory or regulatory requirements, continuing demand for modular products, timely delivery and installation of modular products, delays of future sales projects, and intense industry competition,. There may be other factors not listed above that could cause actual results to vary materially from the forward-looking statements described in this press release.



                           MCGRATH RENTCORP
                  CONSOLIDATED STATEMENTS OF INCOME
                             (UNAUDITED)

----------------------------------------------------------------------
                                 Three Months Ended  Six Months Ended
                                      June 30,            June 30,
                                 ------------------ ------------------
(in thousands, except per share
 amounts)                           2006     2005      2006      2005
-------------------------------   -------- -------- --------- --------

Revenues
--------
  Rental                         $41,168  $36,801  $ 80,839  $ 72,760
  Rental Related Services          7,099    6,235    14,166    11,510
                                  -------  -------  --------  --------
    Rental Operations             48,267   43,036    95,005    84,270
  Sales                           11,769   20,135    22,267    31,107
  Other                              637      694     1,257     1,426
                                  -------  -------  --------  --------
          Total Revenues          60,673   63,865   118,529   116,803
                                  -------  -------  --------  --------

Costs and Expenses
------------------
  Direct Costs of Rental
   Operations
    Depreciation of Rental
     Equipment                    11,314   10,762    22,172    22,327
    Rental Related Services        4,748    4,161     9,708     7,732
    Other                          9,763    7,479    17,769    14,724
                                  -------  -------  --------  --------
          Total Direct Costs of
           Rental Operations      25,825   22,402    49,649    44,783
  Costs of Sales                   8,559   14,844    15,888    22,408
                                  -------  -------  --------  --------
          Total Costs             34,384   37,246    65,537    67,191
                                  -------  -------  --------  --------
             Gross Profit         26,289   26,619    52,992    49,612
  Selling and Administrative      10,802    9,420    22,536    18,981
                                  -------  -------  --------  --------
    Income from Operations        15,487   17,199    30,636    30,631
  Interest                         2,773    1,912     5,126     3,631
                                  -------  -------  --------  --------
    Income Before Provision for
     Income Taxes                 12,714   15,287    25,510    27,000
  Provision  for Income Taxes      4,078    5,809     9,069    10,260
                                  -------  -------  --------  --------
    Income Before Minority
     Interest                      8,636    9,478    16,441    16,740
  Minority Interest in Income
   (Loss) of Subsidiary              (33)      12       (65)       97
                                  -------  -------  --------  --------
     Net Income                  $ 8,669  $ 9,466  $ 16,506  $ 16,643
                                  =======  =======  ========  ========

Earnings Per Share:
  Basic                          $  0.35  $  0.38  $   0.66  $   0.68
  Diluted                        $  0.34  $  0.38  $   0.66  $   0.66
Shares Used in Per Share
 Calculation:
  Basic                           24,956   24,627    24,911    24,600
  Diluted                         25,209   25,224    25,211    25,177


                           MCGRATH RENTCORP
                     CONSOLIDATED BALANCE SHEETS
                             (UNAUDITED)
----------------------------------------------------------------------


                                                  June 30,   Dec. 31,
                                                 ---------- ----------
(in thousands)                                      2006       2005
--------------                                   ---------- ---------

Assets
------
Cash                                             $     385  $     276
Accounts Receivable, net of allowance for
 doubtful accounts of $1,000 in 2006 and 2005       53,644     63,702

Rental Equipment, at cost:
  Relocatable Modular Buildings                    439,615    408,227
  Electronic Test Equipment                        175,633    154,708
                                                  ---------  ---------
                                                   615,248    562,935
  Less Accumulated Depreciation                   (172,648)  (156,502)
                                                  ---------  ---------
  Rental Equipment, net                            442,600    406,433
                                                  ---------  ---------

Property, Plant and Equipment, net                  56,461     56,008
Prepaid Expenses and Other Assets                   17,650     16,019
                                                  ---------  ---------
          Total Assets                           $ 570,740  $ 542,438
                                                  =========  =========

Liabilities and Shareholders' Equity
------------------------------------
Liabilities:
  Notes Payable                                  $ 189,500  $ 163,222
  Accounts Payable and Accrued Liabilities          49,259     51,690
  Deferred Income                                   19,936     27,410
  Minority Interest in Subsidiary                    3,134      3,199
  Deferred Income Taxes, net                        98,307     98,438
                                                  ---------  ---------
          Total Liabilities                        360,136    343,969
                                                  ---------  ---------

Shareholders' Equity:
  Common Stock, no par value -
    Authorized -- 40,000 shares
    Issued and Outstanding --  24,964 shares in
     2006 and 24,832 shares in 2005                 29,839     26,224
  Retained Earnings                                180,765    172,245
                                                  ---------  ---------
          Total Shareholders' Equity               210,604    198,469
                                                  ---------  ---------
          Total Liabilities and Shareholders'
           Equity                                $ 570,740  $ 542,438
                                                  =========  =========


                           MCGRATH RENTCORP
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (UNAUDITED)


                                                    Six Months Ended
                                                         June 30,
                                                   -------------------
(in thousands)                                         2006      2005
--------------                                      --------- --------

Cash Flows from Operating Activities:
-------------------------------------
  Net Income                                       $ 16,506  $ 16,643
  Adjustments to Reconcile Net Income to Net Cash
   Provided
     by Operating Activities:
     Depreciation                                    23,223    23,477
     Provision for Doubtful Accounts                    171       219
          Non-Cash Stock Compensation                 1,548        --
     Gain on Sale of Rental Equipment                (4,134)   (4,910)
     Change In:
       Accounts Receivable                            9,887    (8,265)
       Prepaid Expenses and Other Assets             (1,631)     (887)
       Accounts Payable and Accrued Liabilities       4,375    (1,420)
       Deferred Income                               (7,474)   (4,579)
       Deferred Income Taxes                           (131)    5,392
                                                    --------  --------
        Net Cash Provided by Operating Activities    42,340    25,670
                                                    --------  --------

Cash Flows from Investing Activities:
-------------------------------------
  Purchase of Rental Equipment                      (71,047)  (49,272)
  Purchase of  Property, Plant and Equipment         (1,505)   (1,098)
  Proceeds from Sale of Rental Equipment              9,457    15,481
                                                    --------  --------
          Net Cash Used in Investing Activities     (63,095)  (34,889)
                                                    --------  --------

Cash Flows from Financing Activities:
-------------------------------------
  Net Borrowings Under Bank Lines of Credit          26,268    14,112
  Proceeds from the Exercise of Stock Options         1,441     1,265
    Excess Tax Benefit from Exercise and
     Disqualifying Disposition of Stock Options         626       428
  Payment of Dividends                               (7,471)   (6,146)
                                                    --------  --------
       Net Cash Provided by Financing Activities     20,864     9,659
                                                    --------  --------

          Net Increase in Cash                          109       440
Cash Balance, beginning of period                       276       189
                                                    --------  --------
Cash Balance, end of period                        $    385  $    629
                                                    ========  ========

Interest Paid, during the period                   $  5,017  $  3,637
                                                    ========  ========
Income Taxes Paid, during the period               $  8,573  $  5,592
                                                    ========  ========
Dividends Declared, not yet paid                   $  3,994  $  3,452
                                                    ========  ========
Rental Equipment Acquisitions, not yet paid        $  7,308  $  9,842
                                                    ========  ========


Mobile Modular - Q2 2006 compared to Q2 2005 (Unaudited)

(dollar amounts in thousands)       Three Months Ended    Increase
                                         June 30,         (Decrease)
                                   -------------------- --------------
                                        2006      2005      $       %
                                    --------- ---------  -------------
Revenues
--------
Rental Revenues                    $  21,602 $  19,586  $  2,016   10%
Rental Related Services                6,779     5,811       968   17%
                                    --------- ---------  --------
   Rental Operations                  28,381    25,397     2,984   12%
Sales                                  7,332    11,185    (3,853) -34%
Other                                    178       161        17   11%
                                    --------- ---------  --------
Total Revenues                     $  35,891 $  36,743  $   (852)  -2%
                                    --------- ---------  --------

Gross Profit
------------
Rental Revenues                    $  11,858 $  12,158  $   (300)  -2%
Rental Related Services                2,397     1,891       506   27%
                                    --------- ---------  --------
   Rental Operations                  14,255    14,049       206    1%
Sales                                  1,793     2,439      (646) -26%
Other                                    178       161        17   11%
                                    --------- ---------  --------
Total Gross Profit                 $  16,226 $  16,649  $   (423)  -3%
                                    --------- ---------  --------

                                   -------------------- ---------
Pre-tax Income                     $   8,301 $  10,493  $ (2,192) -21%
                                    --------- ---------  --------

Other Information
-----------------
Depreciation of Rental Equipment   $   2,618 $   2,228  $    390   18%
Interest Expense Allocation            2,043     1,363       680   50%

Average Rental Equipment (1)       $ 372,051 $ 329,024  $ 43,027   13%
Average Rental Equipment on Rent
 (1)                                 307,599   281,787    25,812    9%
Average Monthly Total Yield (2)         1.94%     1.98%            -2%
Average Utilization (3)                 82.7%     85.6%            -3%
Average Monthly Rental Rate (4)         2.34%     2.32%             1%

Period End Rental Equipment (1)    $ 375,227 $ 337,564  $ 37,663   11%
Period End Utilization (3)              83.3%     85.9%            -3%
Period End Floors (1)                 23,422    21,666     1,756    8%


(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Q2 2006 compared to Q2 2005 (Unaudited)

(dollar amounts in thousands)        Three Months Ended    Increase
                                          June 30,         (Decrease)
                                     ------------------- -------------
                                         2006      2005      $      %
                                      --------  --------  ------------
Revenues
--------
Rental Revenues                      $ 19,566  $ 17,215  $ 2,351   14%
Rental Related Services                   320       424     (104) -25%
                                      --------  --------  -------
   Rental Operations                   19,886    17,639    2,247   13%
Sales                                   3,223     7,135   (3,912) -55%
Other                                     459       533      (74) -14%
                                      --------  --------  -------
Total Revenues                       $ 23,568  $ 25,307  $(1,739)  -7%
                                      --------  --------  -------

Gross Profit
------------
Rental Revenues                      $  8,233  $  6,402  $ 1,831   29%
Rental Related Services                   (46)      183     (229)-125%
                                      --------  --------  -------
   Rental Operations                    8,187     6,585    1,602   24%
Sales                                   1,127     2,191   (1,064) -49%
Other                                     459       533      (74) -14%
                                      --------  --------  -------
Total Gross Profit                   $  9,773  $  9,309  $   464    5%
                                      --------  --------  -------

                                     --------- --------- --------
Pre-tax Income                       $  4,688  $  4,717  $   (29)  -1%
                                      --------  --------  -------

Other Information
-----------------
Depreciation of Rental Equipment     $  8,696  $  8,534  $   162    2%
Interest Expense Allocation               862       600      262   44%

Average Rental Equipment (1)         $167,478  $149,771  $17,707   12%
Average Rental Equipment on Rent (1)  119,061    96,278   22,783   24%
Average Monthly Total Yield (2)          3.89%     3.83%            2%
Average Utilization (3)                  71.1%     64.3%           11%
Average Monthly Rental Rate (4)          5.48%     5.96%           -8%

Period End Rental Equipment (1)      $173,910  $150,032  $23,878   16%
Period End Utilization (3)               71.3%     66.5%            7%


(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


Mobile Modular - Six Months Ended 6/30/06 compared to Six Months
Ended 6/30/05 (Unaudited)

(dollar amounts in thousands)         Six Months Ended     Increase
                                          June 30,         (Decrease)
                                    -------------------- -------------
                                        2006       2005      $      %
                                     --------   --------  ------------
Revenues
--------
Rental Revenues                     $ 43,010   $ 38,612  $  4,398  11%
Rental Related Services               13,545     10,779     2,766  26%
                                     --------   --------  --------
   Rental Operations                  56,555     49,391     7,164  15%
Sales                                 12,095     13,781    (1,686)-12%
Other                                    361        300        61  20%
                                     --------   --------  --------
Total Revenues                      $ 69,011   $ 63,472  $  5,539   9%
                                     --------   --------  --------

Gross Profit
------------
Rental Revenues                     $ 25,234   $ 24,530  $    704   3%
Rental Related Services                4,635      3,532     1,103  31%
                                     --------   --------  --------
   Rental Operations                  29,869     28,602     1,807   6%
Sales                                  3,135      3,396      (261) -8%
Other                                    361        300        61  20%
                                     --------   --------  --------
Total Gross Profit                  $ 33,365   $ 31,758  $  1,607   5%
                                     --------   --------  --------

                                    ---------  --------- ---------
Pre-tax Income                      $ 17,364   $ 19,786  $ (2,422)-12%
                                     --------   --------  --------

Other Information
------------------
Depreciation of Rental Equipment    $  5,138   $  4,392   $   746  17%
Interest Expense Allocation            3,789      2,575     1,214  47%

Average Rental Equipment (1)        $370,418   $326,363   $44,055  13%
Average Rental Equipment on Rent (1) 306,861    279,693    21,168  10%
Average Monthly Total Yield (2)         1.94%      1.97%           -2%
Average Utilization (3)                 82.8%      85.7%           -3%
Average Monthly Rental Rate (4)         2.34%      2.30%            2%

Period End Rental Equipment (1)     $375,227   $337,564   $37,663  11%
Period End Utilization (3)              83.3%      85.9%           -3%
Period End Floors (1)                 23,422     21,666     1,756   8%

(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding new equipment inventory and accessory equipment. Period End Floors excludes new equipment inventory.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding new equipment inventory and accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.


TRS-RenTelco - Six Months Ended 6/30/06 compared to Six Months
Ended 6/30/05 (Unaudited)

(dollar amounts in thousands)       Six Months Ended      Increase
                                        June 30,          (Decrease)
                                  --------------------- --------------
                                        2006      2005      $       %
                                   ----------  --------  -------------
Revenues
--------
Rental Revenues                   $   37,829  $ 34,148  $  3,681   11%
Rental Related Services                  621       731      (110) -15%
                                   ----------  --------  --------
   Rental Operations                  38,450    34,879     3,571   10%
Sales                                  7,702    13,219    (5,517) -42%
Other                                    896     1,126      (230) -20%
                                   ----------  --------  --------
Total Revenues                    $   47,048  $ 49,224  $ (2,176)  -4%
                                   ----------  --------  --------

Gross Profit
------------
Rental Revenues                   $   15,664  $ 11,179  $  4,485   40%
Rental Related Services                 (177)      246      (423)-172%
                                   ----------  --------  --------
   Rental Operations                  15,487    11,425     4,062   36%
Sales                                  2,841     3,683      (842) -23%
Other                                    896     1,126      (230) -20%
                                   ----------  --------  --------
Total Gross Profit                $   19,224  $ 16,234  $  2,990   18%
                                   ----------  --------  --------

                                  ----------- --------- ---------
Pre-tax Income                    $    8,680  $  6,653  $  2,027   30%
                                   ----------  --------  --------

Other Information
-----------------
Depreciation of Rental Equipment  $   17,034  $ 17,935  $   (901)  -5%
Interest Expense Allocation            1,580     1,172       408   35%

Average Rental Equipment (1)      $  162,457  $149,720  $ 12,737    9%
Average Rental Equipment on Rent
 (1)                                 114,143    94,501    19,642   21%
Average Monthly Total Yield (2)         3.88%     3.80%             2%
Average Utilization (3)                 70.3%     63.1%            11%
Average Monthly Rental Rate (4)         5.52%     6.02%            -8%

Period End Rental Equipment (1)   $  173,910  $150,032  $ 23,878   16%
Period End Utilization (3)              71.3%     66.5%             7%


(1) Average and Period End Rental Equipment represents the cost of rental equipment excluding accessory equipment.

(2) Average Monthly Total Yield is calculated by dividing the averages of monthly rents by the cost of rental equipment, for the period.

(3) Period End Utilization is calculated by dividing the cost of rental equipment on rent by the total cost of rental equipment excluding accessory equipment. Average Utilization for the period is calculated using the average costs of the rental equipment.

(4) Average Monthly Rental Rate is calculated by dividing the averages of monthly rents by the cost of rental equipment on rent, for the period.

    CONTACT: McGrath RentCorp
             Keith E. Pratt, 925-606-9200 (CFO)